EXHIBIT 12
MERRILL LYNCH PREFERRED CAPITAL TRUST IV
MERRILL LYNCH PREFERRED FUNDING IV, L.P.
COMPUTATION OF RATIOS OF EARNINGS TO
COMBINED FIXED CHARGES AND PREFERRED SECURITIES DISTRIBUTIONS (UNAUDITED)
(dollars in thousands)

	FOR THE THREE MONTHS ENDED June 30, 2012		FOR THE THREE MONTHS ENDED June 30, 2011
	MERRILL LYNCH PREFERRED CAPITAL TRUST IV	MERRILL LYNCH PREFERRED FUNDING IV, L.P.	MERRILL LYNCH PREFERRED CAPITAL TRUST IV	MERRILL LYNCH PREFERRED FUNDING IV, L.P.
Earnings	$7,340	$8,550	$7,340	$8,552
Fixed charges	$—	$—	$—	$—
Preferred securities distribution requirements	7,120	7,340	7,120	7,340
Total combined fixed charges and preferred securities distribution requirements	$7,120	$7,340	$7,120	$7,340
Ratio of earnings to combined fixed charges and preferred securities distribution requirements	1.03	1.16	1.03	1.17

	FOR THE SIX MONTHS ENDED June 30, 2012		FOR THE SIX MONTHS ENDED June 30, 2011
	MERRILL LYNCH PREFERRED CAPITAL TRUST IV	MERRILL LYNCH PREFERRED FUNDING IV, L.P.	MERRILL LYNCH PREFERRED CAPITAL TRUST IV	MERRILL LYNCH PREFERRED FUNDING IV, L.P.
Earnings	$14,680	$17,100	$14,680	$17,104
Fixed charges	$—	$—	$—	$—
Preferred securities distribution requirements	14,240	14,680	14,240	14,680
Total combined fixed charges and preferred securities distribution requirements	$14,240	$14,680	$14,240	$14,680
Ratio of earnings to combined fixed charges and preferred securities distribution requirements	1.03	1.16	1.03	1.17